Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

THE ENSIGN GROUP, INC.

and

THE PENNANT GROUP, INC.

dated as of

October 1, 2019

TABLE OF CONTENTS

Exhibit A – Ensign Transitional Services	A-1

Exhibit B – Pennant Transitional Services	B-1

Exhibit C – Adjusted Hourly Rates	C-1

Exhibit D – Business Associate Addendum	D-1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of October 1, 2019, by and between The Ensign Group, Inc., a Delaware corporation (“Ensign”), and The Pennant Group, Inc., a Delaware corporation (“Pennant”). Ensign and Pennant are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Separation Agreement.

RECITALS

WHEREAS, Ensign, through its direct and indirect Subsidiaries, owns the Ensign Business and the Pennant Business;

WHEREAS, Ensign and Pennant have entered into a Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Ensign will be separated into two independent publicly-traded companies: (a) Pennant, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Pennant Business, and (b) Ensign, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the Ensign Business;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, (a) Pennant desires to procure certain services from Ensign, and Ensign is willing to provide such services to Pennant and (b) Ensign desires to procure certain services from Pennant, and Pennant is willing to provide such services to Ensign, in each case during a transition period and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will, as applicable, provide or receive such services; and

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement (including in Exhibit A), the following capitalized terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Additional Interest” has the meaning set forth in Section 3.3(b).

“Additional Services” has the meaning set forth in Section 2.2.

“Additional Ensign Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Additional Pennant Third-Party Providers” has the meaning set forth in Section 2.4(c).

“Additional Third-Party Providers” means the Additional Ensign Third-Party Providers and the Additional Pennant Third-Party Providers collectively.

“Adjusted Hourly Rate” for an employee means such employee’s hourly rate as set forth on Exhibit C.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended.

“Effective Time” means 12:01 a.m. (Eastern time) on October 1, 2019.

“Ensign” has the meaning set forth in the preamble to this Agreement.

“Ensign Known Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Ensign Service Costs” means the amounts to be paid by Pennant to Ensign for the Ensign Services provided pursuant to this Agreement.

“Ensign Services” means the services identified in Exhibit A to be provided by Ensign.

“Known Third-Party Providers” means the Ensign Known Third-Party Providers and the Pennant Known Third-Party Providers collectively.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Date” has the meaning set forth in Section 3.3(b).

“Pennant” has the meaning set forth in the preamble to this Agreement.

“Pennant Known Third-Party Providers” has the meaning set forth in Section 2.4(c).

“Pennant Service Costs” means the amounts to be paid by Ensign to Pennant for Pennant Services provided pursuant to this Agreement.

“Pennant Services” means the services identified in Exhibit A to be provided by Pennant.

“Sales Taxes” has the meaning set forth in Section 3.2.

“Security Regulations” has the meaning set forth in Section 8.2(a).

“Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Service Coordinator” has the meaning set forth in Section 2.8.

“Service-Providing Party” means either Ensign or Pennant, as applicable, providing the applicable Services to the Service-Receiving Party.

“Service-Providing Party Group” means the Service-Providing Party and the Subsidiaries of the Service-Providing Party, other than the other Party and the other Party’s Subsidiaries.

“Service-Receiving Party” means either Ensign or Pennant, as applicable, receiving the applicable Services from the Service-Providing Party.

“Service-Receiving Party Group” means the Service-Receiving Party and the Subsidiaries of the Service-Receiving Party, other than the other Party and the other Party’s Subsidiaries.

“Service-Receiving Party’s Indemnitee” means if the Service-Receiving Party is Ensign, the Ensign Indemnitee or if the Service-Receiving Party is Pennant, the Pennant Indemnitee.

“Services” means the Ensign Services and Pennant Services collectively.

“Systems” has the meaning set forth in Section 8.2(a).

“Term” means the period from the Effective Time to the date of termination of Services under this Agreement pursuant to Section 7.1(b) or (c).

“Third-Party Products and Services” has the meaning set forth in Section 2.4(a).

“Third-Party Providers” has the meaning set forth in Section 2.4(a).

Section 1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Ensign and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution under the Separation Agreement and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement and Exhibit A or Exhibit B, as applicable, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in Exhibit A or Exhibit B, as applicable;

(j) if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(k) any portion of this Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) Ensign Services

(i) Except as set forth in Exhibit A, Ensign shall use commercially reasonable efforts to provide (or to cause another applicable member of the Ensign Group to provide) to Pennant (or another applicable member of the Pennant Group) the Ensign Services in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Ensign Services (i) were provided to Pennant (or such other applicable member of the Pennant Group) prior to the Effective Time by Ensign (or such other applicable member of the Ensign Group) and (ii) are provided after the Effective Time by Ensign (or such other applicable member of the Ensign Group) for its own business.

(ii) For those Ensign Services provided to Pennant prior to the Effective Time, Pennant shall use the Ensign Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such Ensign Services have been used immediately prior to the Effective Time; provided that Exhibit A shall control the scope of and any limitation on the Ensign Services to be provided (to the extent set forth therein) including any Ensign Services that were not previously provided to Pennant prior to the Effective Time, unless otherwise agreed in writing.

(b) Pennant Services

(i) Except as set forth in Exhibit B, Pennant shall use commercially reasonable efforts to provide (or to cause another applicable member of the Pennant Group to provide) to Ensign (or another applicable member of the Ensign Group) the Pennant Services in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Pennant Services (i) were provided to Ensign (or such other applicable member of the Ensign Group) prior to the Effective Time by Pennant (or such other applicable member of the Pennant Group) and (ii) are provided after the Effective Time by Pennant (or such other applicable member of the Pennant Group) for its own business.

(ii) For those Pennant Services provided to Ensign prior to the Effective Time, Ensign shall use the Pennant Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such Pennant Services have been used immediately prior to the Effective Time; provided that Exhibit B shall control the scope of and any limitation on the Pennant Services to be provided (to the extent set forth therein) including any Pennant Services that were not previously provided to Ensign prior to the Effective Time, unless otherwise agreed in writing.

(c) The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Service-Providing Party to the Service-Receiving Party (or its designee). In addition, the Service-Providing Party shall consider requests for service in good faith and shall use commercially reasonable efforts to provide any such service under this Section 2.1; provided that no member of the Service-Providing Party Group shall be obligated to perform any services if such member, in its reasonable judgment, does not have adequate resources to perform such services or if the provision of such services would interfere with the operation of the Ensign Business or Pennant Business, as applicable.

Section 2.2 Additional Services. If the Service-Receiving Party reasonably determines that additional transition services not listed in Exhibit A or Exhibit B, as applicable, are necessary after the Effective Time, the Service-Receiving Party shall provide written notice to the Service-Providing Party requesting the Service-Providing Party (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services that the Service-Providing Party is not expressly obligated to provide under this Agreement, if such services are of the type and scope provided by any member of the Service-Providing Party Group (including any employee of any member of the Service-Providing Party Group) for the Service-Receiving Party prior to the Effective Time, or (ii) expand the scope of any applicable Service (such additional, different or expanded services, the “Additional Services”). The Service-Providing Party shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Service; provided that no member of the Service-Providing Party Group shall be obligated to perform any Additional Services if such member, in its reasonable judgment, does not have adequate resources to perform such Additional Services or if the provision of such Additional Services would interfere with the operation of the Ensign Business or Pennant Business, as applicable. The Service-Providing Party shall notify the Service-Receiving Party within ten (10) calendar days of receipt of such request as to whether it will or will not provide the Additional Services. If the Service-Providing Party agrees to provide Additional Services pursuant to this Section 2.2, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit A or Exhibit B, as applicable, which will describe in reasonable detail the Additional Services, project scope, term, price and payment terms to be charged for such Additional Services. Once agreed to in writing, the supplement to Exhibit A or Exhibit B, as applicable, shall be deemed part of this Agreement as of such date, and the Additional Services shall be deemed the applicable “Services” provided hereunder, in each case, subject to the terms and conditions of this Agreement.

Section 2.3 No Violations. Notwithstanding anything to the contrary in this Agreement, no Service-Providing Party (nor any member of its respective Group) shall be required to perform the applicable Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or any material Contract, sublicense, authorization, certification or permit.

Section 2.4 Third-Party Providers.

(a) The Service-Providing Party shall use commercially reasonable efforts to obtain any required consents, licenses or approvals of the providers (“Third-Party Providers”) of any products or services required to be used in providing any applicable Services pursuant to this Agreement (“Third-Party Products and Services”). The Parties understand and agree that provision of any applicable Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents, licenses or approvals of the applicable Third-Party Providers; provided that if any third-party consents, licenses or approvals are not obtained pursuant to the foregoing, the Service-Providing Party will, to the extent reasonably practicable, continue to use commercially reasonable efforts to provide (or to cause another applicable member of the Ensign Group or Pennant Group, as applicable, to provide) services that are substantially similar to the applicable Services for which such consent, license or approval was sought but not obtained; provided, however, that nothing in this Section 2.4(a) shall obligate any Service-Providing Party (or another applicable member of the Ensign Group or Pennant Group, as applicable) to violate any applicable Law or breach any of its contractual obligations to third parties in order to provide the applicable Services hereunder.

(b) With respect to the Ensign Services, (i) Pennant hereby consents to Ensign’s use of any Third-Party Provider(s) named in Exhibit A with respect to such Ensign Services (“Ensign Known Third-Party Providers”) and (ii) if, after the date of this Agreement, Ensign reasonably determines that it requires the use of Third-Party Providers in addition to the Ensign Known Third-Party Providers (“Additional Ensign Third-Party Providers”) in providing such Ensign Services, the use of such Additional Ensign Third-Party Providers shall require the written consent of Pennant’s Service Coordinator and, subject to Section 2.4(d), such consent will not be unreasonably withheld, conditioned or delayed.

(c) With respect to the Pennant Services, (i) Ensign hereby consents to Pennant’s use of any Third-Party Provider(s) named in Exhibit B with respect to such Pennant Services (“Pennant Known Third-Party Providers”) and (ii) if, after the date of this Agreement, Pennant reasonably determines that it requires the use of Third-Party Providers in addition to the Pennant Known Third-Party Providers (“Additional Pennant Third-Party Providers”) in providing such Pennant Services, the use of such Additional Pennant Third-Party Providers shall require the written consent of Ensign’s Service Coordinator and, subject to Section 2.4(d), such consent will not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding the foregoing, in those instances in which the use of Third-Party Products and Services will require payment of additional consideration by a Service-Receiving Party and the payment of such additional consideration is not contemplated by this Agreement (including Exhibit A or Exhibit B, as applicable) or has not been previously agreed by the Parties, then (i) the Service-Providing Party will provide the Service-Receiving Party with thirty (30) calendar days’ prior written notice detailing the amount of such additional consideration and (ii) the Service-Receiving Party will then have the option to (A) procure its own Third-Party Products and Services at its own expense or (B) authorize the Service-Providing Party to incur the required additional consideration on its behalf and at the Service-Receiving Party’s expense and such additional consideration will be deemed an applicable Service Cost under this Agreement.

Section 2.5 Independent Contractor. Each Service-Providing Party hereto (and each applicable member of the Service-Providing Party Group) shall act under this Agreement solely as an independent contractor, and not as an agent, of the other Party (and each applicable member of the Service-Providing Party Group).

Section 2.6 Employees and Representatives. Unless otherwise agreed in writing, each employee and representative of the Service-Providing Party (or a member of the Service-Providing Party Group) that provides Services to the Service-Receiving Party (or a member of the Service-Receiving Group) pursuant to this Agreement (a) shall be deemed for all purposes to be an employee or representative of Service-Providing Party (or a member of the Service-Providing Party Group) and not an employee or representative of Service-Receiving Party (or a member of the Service-Receiving Group) and (b) shall be under the direction, control and supervision of the Service-Providing Party (or such member of the Service-Providing Party Group), and Service-Providing Party (or a member of the Service-Providing Party Group) shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.

Section 2.7 Access. The Service-Receiving Party shall provide (or cause any applicable member of the Service-Providing Party to provide) the Service Providing Party (or any applicable member of the Service-Providing Party Group) such reasonable access to the employees, representatives, facilities and books and records of the Service-Receiving Party (or such member of the Service-Receiving Party Group) as the Service-Providing Party (or such member of the Service-Providing Party Group) shall reasonably request in order to enable the Service-Providing Party (or such member of the Service-Receiving Party Group) to provide any applicable Services required under this Agreement. Any member of the Service-Providing Party Group, receiving access pursuant to this Section 2.7 must conform with and abide by the confidentiality and security provisions in Article VIII, as applicable.

Section 2.8 Service Coordinators; Disputes. Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services (each such person, a “Service Coordinator”). The initial Service Coordinator for Pennant shall be Derek Bunker, and the initial Service Coordinator for Ensign shall be Pat Ikerd. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute under this Agreement (including, but not limited to, any disputes relating to payments under Article III), and any dispute that is not resolved by the Service Coordinators within thirty (30) calendar days shall be deemed a Dispute under the Separation Agreement and shall be resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement. When a disputed amount has been resolved, either by mutual agreement of the Parties or by a final decision by a court of competent jurisdiction, the Party owing any amount to another Party shall pay such amount owed to such other Party within five (5) Business Days following such resolution. Each Party may treat an act of the other Party’s Service Coordinator as being authorized by such other Party without inquiring whether such Service Coordinator had authority to so act; provided that no Service Coordinator shall have authority to amend this Agreement. Each Party shall advise the other Party promptly in writing of any change in its respective Service Coordinator, setting forth the name of the replacement Service Coordinator, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.8.

ARTICLE III

PAYMENT

Section 3.1 Pricing.

(a) All Ensign Services provided by Ensign (or another applicable member of the Ensign Group) shall be charged to Pennant at the fees for such Ensign Services determined in accordance with Exhibit A, and the Ensign Service Costs shall be payable by Pennant in the manner set forth in Section 3.3.

(b) All Pennant Services provided by Ensign (or another applicable member of the Ensign Group) shall be charged to Ensign at the fees for such Pennant Services determined in accordance with Exhibit B, and the Pennant Service Costs shall be payable by Ensign in the manner set forth in Section 3.3.

Section 3.2 Taxes. The Parties acknowledge that fees charged for Services may be subject to goods and service taxes, value added taxes, sales taxes or similar taxes (collectively, “Sales Taxes”). With respect to all Services provided under this Agreement, (a) the Service-Providing Party shall be liable for reporting and paying the Sales Taxes or any other applicable taxes imposed on fees received for providing such Services and shall provide the Service-Receiving Party evidence of any such payment for taxes paid on fees received for providing such Services reasonably promptly following payment thereof and (b) the Service-Receiving Party shall reasonably promptly reimburse the Service-Providing Party for the amount of such taxes paid on fees received for providing such Services. The Service-Receiving Party shall be liable for any applicable use taxes imposed on the applicable Services received.

Section 3.3 Billing and Payment.

(a) With respect to Pennant as the Service-Providing Party, within twenty (20) calendar days and with respect to Ensign as the Service-Providing Party, within twenty-five (25) calendar days after the end of each month, the Service-Providing Party will invoice the Service-Receiving Party for the applicable Service Costs on a monthly basis, in arrears, for the prior month just ended. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the Service Costs for each type of Service provided, (iii) the amount of such Service Costs that have been offset by Service Costs due to the other Party pursuant to Section 3.3(d) and (iv) such additional information as may be reasonably requested by the Service-Receiving Party.

(b) The Service-Receiving Party agrees to pay all of the applicable Service Costs that are not settled pursuant to an offset again amounts owed pursuant to Section 3.3(d) on or before thirty (30) calendar days after the date on which an invoice for Service Costs is delivered to the Service-Receiving Party (the “Payment Date”) by check or wire transfer of immediately available funds to an account designated in writing from time to time by the Service-Providing Party. If the Service-Receiving Party fails to pay any monthly payment on or before the Payment Date, the Service-Providing Party shall provide written notice to the Service-Receiving Party of such failure promptly following the Payment Date and if the Service-Receiving Party fails to pay any monthly payment within fifteen (15) calendar days of delivery of such written notice, the Service-Receiving Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at a rate per annum equal to 5% calculated from the Payment Date (“Additional Interest”). Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(c) Notwithstanding the foregoing, if the Service-Receiving Party in good faith disputes any invoiced charge, payment of such disputed charge shall be made only after mutual resolution of such dispute pursuant to Section 2.8. The Service-Receiving Party agrees to notify the Service-Providing Party promptly, and in no event later than the relevant Payment Date, of any disputed charge. Additional Interest shall not accrue on any amount in dispute, and no default shall be alleged until after the relevant Payment Date.

(d) Prior to the Service-Receiving Party making a payment of any amounts due pursuant to this Section 3.3, the Service-Receiving Party may offset against such payment any amounts owed by the Service-Providing Party to the Service-Receiving Party that has not been disputed pursuant to Section 3.3(c) pursuant to this Section 3.3.

(e) In addition to the offset right provided in Section 3.3(d) for amounts owed to each other, the Service-Receiving Party may offset against any amount owed to the Service-Providing Party as a result of amounts paid to third parties for goods or services that the Service-Receiving Party determines in its reasonable discretion were provided to the Service-Providing Party. Prior to any such payment to third parties, the Service-Receiving Party intending to make such payment shall notify the Service-Providing Party promptly and with sufficient detail to ascertain the appropriate party responsible for such payment. If the Service-Receiving Party does not provide such notice, it shall be liable for any losses incurred as a result of any incorrect payment made to third parties.

(f) During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. The Service-Providing Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.3 as the Service-Receiving Party may from time to time reasonably request. The Service-Receiving Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and the Service-Receiving Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the Service-Providing Party’s normal business operations.

Section 3.4 Budgeting and Accounting. Upon reasonable request, each Party will cooperate with the other Party with respect to budgeting and accounting matters relating to the Services.

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1 Disclaimer.

(a) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, PENNANT ACKNOWLEDGES AND AGREES THAT ENSIGN (AND EACH MEMBER OF THE ENSIGN GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY, ADEQUACY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

(b) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, ENSIGN ACKNOWLEDGES AND AGREES THAT PENNANT (AND EACH MEMBER OF THE PENNANT GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY, ADEQUACY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2 As Is; Where Is. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (AND ANY RELATED PRODUCTS) TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1 Indemnification by the Service-Providing Party. The Service-Providing Party hereby agrees to indemnify, defend and hold harmless the Service-Receiving Party Indemnitees from and against any and all Losses relating to, arising out of or resulting from the Service-Providing Party’s gross negligence or willful misconduct in the performance of its obligations hereunder, or material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct or material breach of this Agreement by any member of the Service-Receiving Party’s Group.

Section 5.2 Limitation of Liability.

(a) IN NO EVENT SHALL ANY MEMBER OF THE SERVICE PROVIDING PARTY’S GROUP, NOR ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE OR AGENT THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE-RECEIVING PARTY (OR ANY SERVICE-RECEIVING PARTY’S INDEMNITEES) FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PERSON UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH AMOUNT IS PAID TO A THIRD PARTY BY THE SERVICE-RECEIVING PARTY OR ANY OF ITS AFFILIATES.

(b) THE SERVICE-PROVIDING PARTY’S TOTAL LIABILITY TO THE SERVICE-RECEIVING PARTY UNDER THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY THE SERVICE-RECEIVING PARTY FOR THE APPLICABLE SERVICES UNDER THIS AGREEMENT.

Section 5.3 Indemnification Procedure; Other Rights. All claims for indemnification pursuant to Section 5.1 shall be made in accordance with the procedures set forth in Section 9.4 of the Separation Agreement and shall be subject to Sections 9.2 through 9.10 of the Separation Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1 General. If the Service-Providing Party (or any member of the Service-Providing Party Group) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel or energy sources, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, acts of war (declared or undeclared), rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by the Service-Receiving Party (or any member of the Service-Receiving Party Group) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of Service-Providing Party (or any other applicable member of the Service-Providing Party Group), then upon notice to Service-Receiving Party pursuant to Section 6.2, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, Service-Providing Party (and any applicable member of the Service-Providing Party Group) shall have no liability to Pennant (or any member of the Service-Receiving Party Group) in connection therewith. The Service-Receiving Party shall not be required to pay any fees applicable to any period during which the Service-Providing Party’s performance is excused pursuant to this Section 6.1 and the applicable Services contemplated to be provided hereunder are not actually performed.

Section 6.2 Notice. Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by Service-Providing Party (or another member of the Service-Providing Party Group) under this Agreement, Service-Providing Party shall promptly notify Service-Receiving Party in writing of the existence of such disability and the anticipated duration of the disability, if then known.

Section 6.3 Subcontractors; Fees. The Service-Receiving Party shall have the right, but not the obligation, to hire or engage one or more subcontractors to perform the applicable Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by the Service-Providing Party, it being agreed that the fees paid or payable under this Agreement with respect to the applicable Services affected by the disability shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by the Service-Receiving Party to such subcontractors; provided that the Service-Providing Party shall not be responsible for the amount of fees charged by any such subcontractors to perform such Services to the extent they exceed the fees payable under this Agreement for such Services.

Section 6.4 Limitations. Each Party shall use its commercially reasonable efforts to promptly remove any disability under Section 6.1 as soon as possible; provided that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term and Termination of Services.

(a) Subject to Section 7.1(c), Section 6.1 and except as otherwise set forth in Exhibit A or Exhibit B, as applicable, each of the Services shall be provided for the term specified in Section 7.1(b); provided that the Service-Receiving Party shall have the right to terminate one or more of the applicable Services that it receives under this Agreement at the end of a designated month by giving the Service-Providing Party the longer of (a) at least thirty (30) calendar days’ prior written notice of such termination or (b) in the case of any Service that the Service-Providing Party incurs an expense from an unrelated third-party, the period of time required to terminate such third-party expense, but in no event longer than ninety (90) days unless the Service-Providing Party, in its reasonable judgment, determines that a longer period of time is commercially reasonable. The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of such Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.

(b) Except as set otherwise forth in Exhibit A or Exhibit B, as applicable, the provision of Services under this Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1(a), or (b) the 24 month anniversary of the Effective Time, plus the total period of any extensions made by the Service-Providing Party pursuant to the following proviso;

provided that the Service-Receiving Party may, at its option, extend the period for any Service (i) for up to an additional two (2) months, on the same terms and conditions (including with respect to fees) as such Service was provided during the initial term for such Service, and (ii) thereafter, for up to an additional three (3) months, on the same terms and conditions as previously provided, except the Fees for such Service provided during such extension period shall be increased by twenty percent (20%). Thereafter, any extension to term of Service for any Service shall be at the Service-Providing Party’s sole discretion. This Agreement, except for Section 2.1 and Section 2.2, shall survive the termination of Services, and any such termination shall not affect any payment obligation for Services rendered prior to termination.

(c) Notwithstanding the foregoing: (i) the Parties may terminate the provision of the applicable Services under this Agreement by mutual written consent and (ii) the Parties each reserve the right to immediately terminate the provision of the applicable Services under this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Bankruptcy Code.

Section 7.2 Effect of Termination.

(a) Termination or expiration of the applicable Services under this Agreement shall not release a Party from any liability or obligation which already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims, which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration.

(b) As promptly as practicable following termination of any Service, and the payment by the Service-Receiving Party of all amounts owing hereunder, the Service-Providing Party shall return all reasonably available material, inventory and other property of the Service-Receiving Party Group held by the Service-Providing Party Group and shall deliver copies of all of the Service-Receiving Party Group’s records maintained by the Service-Providing Party Group with regard to such Service in the Service-Providing Party’s standard format and media. The Service-Providing Party shall deliver such property and records to such location or locations as reasonably requested by the Service-Receiving Party. Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by the Service-Providing Party shall be borne by the Service-Receiving Party.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement.

Section 8.2 System Security.

(a) If the Service-Providing Party (or a member of the Service-Providing Party Group) is given access to the computer systems or software (collectively, “Systems”) of the Service-Receiving Party (or a member of the Service-Receiving Party Group) in connection with the provision of any Services, The Service-Providing Party shall comply (or cause such member of the Service-Providing Party Group to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of the Service-Receiving Party (or such member of the Service-Receiving Party Group), and shall not (or shall cause such member the Service-Providing Party Group not to) tamper with, compromise or circumvent any security or audit measures employed by the Service-Receiving Party (or such member of the Service-Receiving Party Group). The Service-Providing Party shall (or shall cause such member of the Service-Providing Party Group to) access and use only those Systems of the Service-Receiving Party (or such member of the Service-Receiving Party Group) for which it has been granted the right to access and use.

(b) The Service-Providing Party shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of such member of the Service-Providing Party Group) who are specifically authorized to have access to the Systems of the Service-Receiving Party (or such member of the Service-Receiving Party Group) gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of such member of its Group) of the restrictions set forth in this Agreement and of the Security Regulations.

(c) The Parties acknowledge that the Service-Providing Party may receive or otherwise have access to information of the Service-Receiving Party that is considered “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended and implemented through regulation (“HIPAA”). The Parties further acknowledge and agree that this may cause the Service-Providing Party to satisfy the definition of a “business associate” under HIPAA. To address the requirements of HIPAA, the Parties agree to comply with the Business Associate Addendum attached hereto as Exhibit D and incorporated herein by reference.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Term. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 9.2 Amendments and Waivers.

(a) Subject to Section 11.1 of the Separation Agreement and Section 2.2 of this Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 9.4 Third-Party Beneficiaries. Except as provided in Article V relating to Pennant Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.8 of the Separation Agreement.

Section 9.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.7 Severability. If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8 Assignability; Binding Effect. The rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13 Exhibits. Exhibit A attached hereto is incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.14 Effective Time. This Agreement shall be effective as of the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

THE ENSIGN GROUP, INC.

By:	/s/ Chad Keetch
Name: Chad Keetch
Title: Executive Vice President and Secretary

THE PENNANT GROUP, INC.

By:	/s/ Derek Bunker
Name: Derek Bunker
Title: Executive Vice President